Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Blackstone Real Estate Income Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class I Common Stock, par value $0.01 per share	Rule 457(h)(1) and Rule 457(c)	20,000,000 shares	$14.64	$292,800,000	$92.70 per $1,000,000	$27,142.56
Total Offering Amounts					$292,800,000		$27,142.56
Total Fee Offsets							$0
Net Fee Due							$27,142.56

(1)

Covers shares of Class I Common Stock, par value $0.01 per share (“Common Stock”), of Blackstone Real Estate Income Trust, Inc. (the “Registrant”) to be issued under the Blackstone Real Estate Income Trust, Inc. 2022 Stock Incentive Plan. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered includes an indeterminate number of additional shares of Common Stock which may be offered and issued to prevent dilution in the event of a stock split, stock dividend or similar transaction.

(2)

In accordance with Rule 457(h)(1) of the Securities Act, the price of the securities has been estimated pursuant to Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee, and the price listed is the net asset value per share as of February 28, 2022.